Harley-Davidson Announces Second Quarter 2019 Results

MILWAUKEE, July 23, 2019 - Harley-Davidson, Inc. (NYSE:HOG) today reported second quarter 2019 results. The company made progress towards its plan to build more riders through its More Roads to Harley-Davidson accelerated plan for growth and expects to substantially mitigate incremental EU and China tariffs early in the second quarter of 2020.

Second Quarter 2019 Highlights

•	Delivered GAAP diluted EPS of $1.23 per share

•	Repurchased $42.9 million of shares; paid dividends of $0.375 per share

•	Obtained regulatory approvals required to mitigate the majority of incremental EU tariffs

•	Completed key milestones in its manufacturing optimization initiative

•	Reduced U.S. retail motorcycle inventory, believe positioned well for cutover to model year 2020

•	Drove year-over-year retail sales growth of 77 percent in its ASEAN markets through Thailand manufacturing strategy

•	Confirmed highest ever Harley-Davidson U.S. ridership; over 3 million riders in 2018

•	Announced a broader access initiative for Asia with a small displacement motorcycle planned for 2020

Second quarter 2019 GAAP diluted EPS was $1.23. Year-ago GAAP diluted EPS was $1.45. Excluding restructuring plan costs and the impact of incremental tariffs, second quarter 2019 diluted EPS was $1.46 compared to $1.52 in the second quarter of 2018. Second quarter 2019 net income was $195.6 million on consolidated revenue of $1.63 billion versus net income of $242.3 million on consolidated revenue of $1.71 billion in 2018.
Harley-Davidson worldwide retail sales decreased 8.4 percent in the second quarter. U.S. retail sales were down 8.0 percent in the quarter driven largely by continued weak industry sales. Harley-Davidson international retail sales were down 8.9 percent driven by weakness in developed international markets on the lapping of strong initial sales of new models introduced last year.

“In the second quarter we achieved significant advancements under our More Roads plan and we continued to lay a solid foundation for future growth,” said Matt Levatich, president and chief executive officer, Harley-Davidson, Inc. “The decisions and investments we’re making, within a highly dynamic and competitive global marketplace, demonstrate our intense focus to build the next generation of riders and maximize shareholder value.”

Strategy to Build the Next Generation of Riders

Building riders
Harley-Davidson continues to inspire diverse, new riders around the globe. Harley-Davidson ridership in the U.S. has been up each year since 2001 and was at an all-time high of over 3 million riders in 2018. The company increased its reach and impact in the second quarter and delivered the following:

•	More, younger riders - U.S. rider training participation was up, with the greatest increase among 18-34 year-olds

•	Of total U.S. new retail sales in Q2, the mix of 18-34 year-olds was up 2.7 percentage points

•	Emerging market year-over-year retail sales growth of 7.6 percent was aided by more accessible pricing from local manufacturing in Thailand

More Roads to Harley-Davidson accelerated plan for growth

Harley-Davidson’s strategic objectives through 2027 are to: build 2 million new riders in the U.S., grow international business to 50 percent of annual volume, launch 100 new high impact motorcycles and do so profitably and sustainably.
The More Roads to Harley-Davidson accelerated plan for growth drives the company’s strategy to deliver sustainable growth and build the next generation of riders by delivering exciting products in existing and new spaces, broader access to Harley-Davidson and an optimized customer experience through an even stronger dealer network. The company plans to maintain its investment and return profile and capital allocation strategy, while it funds strategic opportunities expected to drive revenue growth and expand operating margin through 2022.
During the second quarter, Harley-Davidson made further progress on its More Roads plan, most notably announcing a collaboration that joins Harley-Davidson’s global motorcycle leadership with the capabilities of Qianjiang Motorcycle Company Limited to launch a smaller, more accessible Harley-Davidson motorcycle planned for China in 2020 with additional Asian markets to follow. This move is intended to expand access to the Harley-Davidson brand to more riders in Asia. During the second quarter, the company’s efforts to increase access in emerging Asian markets, including through its Thailand manufacturing strategy, drove sales increases of 77 percent in its ASEAN (Association of Southeast Asian Nations) markets.

Harley-Davidson also strengthened its leadership in the electrification of motorcycling. Company and dealer preparations continued for the targeted September retail delivery of LiveWire™, the company’s first electric motorcycle. Harley-Davidson’s commitment includes helping to enable a strong global charging network. Dealers are installing public DC fast charging stations and the company is working with global partners to support charging infrastructure development.

“There are more riders on Harleys in the U.S. than at any point in our history, and the number of young riders continues to grow. The strength of the Harley-Davidson brand, and bare knuckle grit of this company and our global dealers, will continue to be leveraged and sharpened to make riding matter to more people,” said Levatich.

Manufacturing Optimization
Key milestones of the company’s multi-year manufacturing optimization initiative, designed to further improve its manufacturing operations and cost structure, were completed during the quarter. Starting in the first quarter of 2018 the company began work to close its wheel manufacturing facility in Australia and consolidate its motorcycle assembly plant in Kansas City, Mo. into its plant in York, Pa. Full year savings of $25 million to $30 million for 2019 and ongoing annual cash savings of $65 million to $75 million after 2020 are still expected. In the second quarter 2019, costs related to the manufacturing optimization were $14.4 million. For the full year, the company now expects to incur $40 million to $50 million of operating expense for this initiative, $10 million less than previously expected.

Harley-Davidson Retail Motorcycle Sales

Vehicles	2nd Quarter			6 months
	2019	2018	Change	2019	2018	Change
U.S.	42,762	46,490	(8.0)%	70,853	75,799	(6.5)%
EMEA	15,619	17,844	(12.5)%	26,416	28,706	(8.0)%
Asia Pacific	7,670	7,718	(0.6)%	13,744	14,047	(2.2)%
Latin America	2,516	2,569	(2.1)%	4,757	5,075	(6.3)%
Canada	3,279	3,807	(13.9)%	5,227	5,887	(11.2)%
International Total	29,084	31,938	(8.9)%	50,144	53,715	(6.6)%
Worldwide Total	71,846	78,428	(8.4)%	120,997	129,514	(6.6)%

The U.S. 601+cc industry was down 4.9 percent in the second quarter compared to the same period in 2018. Harley-Davidson’s second quarter U.S. market share was 46.6 percent. Harley-Davidson’s year-to-date Europe market share was 8.8 percent through June.

Motorcycles and Related Products Segment Results

$ in thousands	2nd Quarter			6 months
	2019	2018	Change	2019	2018	Change
Motorcycle Shipments (vehicles)	68,757	72,593	(5.3)%	127,648	136,537	(6.5)%
Revenue	$1,434,004	$1,525,121	(6.0)%	$2,629,641	$2,889,068	(9.0)%
Motorcycles	$1,128,063	$1,201,453	(6.1)%	$2,092,638	$2,323,126	(9.9)%
Parts & Accessories	$221,258	$231,014	(4.2)%	$380,961	$400,089	(4.8)%
General Merchandise	$64,644	$68,653	(5.8)%	$120,045	$125,254	(4.2)%
Gross Margin	31.7%	34.9%	(3.2) pts.	30.5%	34.8%	(4.3) pts.
Operating Income	$180,728	$243,406	(25.8)%	$289,109	$416,244	(30.5)%
Operating Margin	12.6%	16.0%	(3.4) pts.	11.0%	14.4%	(3.4) pts.

Revenue from the Motorcycles segment was down in the second quarter behind lower shipments. Operating income decreased primarily due to lower revenues and increased tariff costs, partially offset by lower SG&A.

Financial Services Segment Results

$ in thousands	2nd Quarter			6 months
	2019	2018	Change	2019	2018	Change
Revenue	$198,615	$188,102	5.6%	$387,358	$366,276	5.8%
Operating Income	$75,529	$80,541	(6.2)%	$134,260	$144,120	(6.8)%

Financial Services segment second quarter operating income of $75.5 million was down 6.2 percent.

Other Results
Cash and cash equivalents were $924.6 million at the end of the second quarter of 2019, compared to $978.7 million in 2018. Harley-Davidson generated $496.2 million of cash from operating activities in the first half of 2019 compared to $735.9 million in the first half of 2018. The company paid a cash dividend of $0.375 per share in the second quarter of 2019. On a discretionary basis, Harley-Davidson repurchased 1.2 million shares of its common stock during the quarter for $42.9 million. During the quarter, there were approximately 159.4 million weighted-average diluted common shares outstanding. At the end of the quarter, 13.7 million shares remained on a board-approved share repurchase authorization.

Harley-Davidson's year-to-date effective tax rate was 24.1 percent, flat to 2018.

2019 Outlook
Harley-Davidson recently obtained regulatory approvals confirming that motorcycles shipped from the company’s Thailand operations to the EU would receive more favorable tariff treatment than if they were shipped from the U.S. However, the approval process took considerably longer than the company had planned.

As a result of the timing of these approvals and softer than expected European retail sales as key drivers, the company has adjusted its 2019 outlook and now expects:

•	Motorcycle shipments to be approximately 212,000 to 217,000 for the full year. In the third quarter, the company expects to ship approximately 43,000 to 48,000 motorcycles

•	Motorcycles segment operating margin as a percent of revenue to be approximately 6 to 7 percent for the full year

For the full-year 2019, the company continues to expect:

•	Financial Services segment operating income to be down year-over-year

•	Effective tax rate of approximately 24 to 25 percent

•	Capital expenditures of approximately $225 million to $245 million including $20 million to support manufacturing optimization

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson has fulfilled dreams of personal freedom by leading the innovation of two-wheeled mobility. The company offers an expanding range of leading-edge, distinctive and customizable motorcycles and brings the brand to life through Harley-Davidson riding experiences and exceptional motorcycle parts, accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get Harley-Davidson riders on the road. Learn more about how Harley-Davidson is Building the Next Generation of Riders at www.harley-davidson.com.

Webcast Presentation
Harley-Davidson will discuss second quarter results on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Measures
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.
The non-GAAP measures included in this press release are diluted EPS excluding restructuring plan costs and the impact of incremental tariffs and net income excluding restructuring plan costs and the impact of incremental tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of income and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization plan included in Motorcycles and related products cost of goods sold. The impact of incremental tariffs include incremental European Union and China tariffs imposed on the company's products shipped from the U.S., as well as incremental U.S. tariffs on certain items imported from certain international markets. Incremental tariff costs exclude incremental metals cost resulting from the U.S. steel and aluminum tariffs. These adjustments are consistent with adjustments used to determine financial objectives under the company’s incentive compensation plans. A reconciliation of these non-GAAP measures to the comparable GAAP measure is included later in this press release.
Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," “strategy,” “future,” “may,” “goals,” “will,” "estimates," or words of similar meaning. Similarly, statements that describe future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted above depends upon, among other factors, the company's ability to (i) execute its business plans and strategies, including the elements of the More Roads to Harley-Davidson plan for growth that the company disclosed on July 30, 2018, and strengthen its existing business while enabling growth, (ii) manage and predict the impact that new or adjusted tariffs may have on our ability to sell product internationally, and the cost of raw materials and components, (iii) execute its strategy of growing ridership, globally, (iv) effectively execute the company's manufacturing optimization initiative within expected costs and timing and successfully carry out its global manufacturing and assembly operations, (v) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests, (vi) successfully launch a smaller displacement motorcycle in India, (vii) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, (viii) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors, (ix) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure, (x) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing, (xi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xii) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (xiii) reduce other costs to offset costs of the More Roads to Harley-Davidson plan and redirect capital without adversely affecting its existing business, (xiv) balance production volumes for its new motorcycles with consumer demand, (xv) manage risks that arise through expanding international manufacturing, operations and sales, (xvi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (xvii) successfully determine, implement on a timely basis, and maintain a manner in which to sell motorcycles in the European Union, China, and ASEAN countries that does not subject its motorcycles to incremental tariffs, (xviii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xix) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xx) retain and attract talented employees, (xxi) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xxii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xxiii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business,

(xxiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xxv) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xxvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xxvii) manage its exposure to product liability claims and commercial or contractual disputes, (xxviii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, (xxix) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets, (xxx) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness, (xxxi) accurately predict the margins of its Motorcycles & Related Products segment in light of, among other things, tariffs, the cost associated with the More Roads to Harley-Davidson plan, the company’s manufacturing optimization plan, and our complex global supply chain, and (xxxii) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner.

The company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Further, actual foreign currency exchange rates may vary from underlying assumptions. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Contacts: Media, Patricia Sweeney, +1-414-343-8199; Financial, Shannon Burns, +1-414-343-8002

### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Six months ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Motorcycles and Related Products revenue	$1,434,004	$1,525,121	$2,629,641	$2,889,068
Gross profit	454,738	532,085	802,177	1,005,858
Selling, administrative and engineering expense	263,587	276,309	489,015	530,402
Restructuring expense	10,423	12,370	24,053	59,212
Operating income from Motorcycles and Related Products	180,728	243,406	289,109	416,244

Financial Services revenue	198,615	188,102	387,358	366,276
Financial Services expense	123,086	107,561	253,098	222,156
Operating income from Financial Services	75,529	80,541	134,260	144,120

Operating income	256,257	323,947	423,369	560,364
Other income (expense), net	4,037	645	8,697	865
Investment income	3,571	2,533	9,929	3,736
Interest expense	7,784	7,728	15,515	15,418
Income before income taxes	256,081	319,397	426,480	549,547
Provision for income taxes	60,450	77,059	102,904	132,446
Net income	$195,631	$242,338	$323,576	$417,101

Earnings per common share:
Basic	$1.23	$1.45	$2.03	$2.49
Diluted	$1.23	$1.45	$2.03	$2.48

Weighted-average common shares:
Basic	158,813	166,589	159,061	167,364
Diluted	159,425	167,204	159,724	168,189

Cash dividends per common share	$0.375	$0.370	$0.750	$0.740

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Six months ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net income excluding restructuring plan costs and the impact of incremental tariffs
Net income (GAAP)	$195,631	$242,338	$323,576	$417,101
Restructuring plan costs	14,414	14,758	31,624	62,332
Impact of incremental tariffs	34,400	—	55,377	—
Tax effect of adjustments(1)	(11,837)	(3,579)	(21,097)	(15,116)
Adjustments net of tax	36,977	11,179	65,904	47,216
Adjusted net income (Non-GAAP)	$232,608	$253,517	$389,480	$464,317

Diluted earnings per share excluding restructuring plan costs and impact of incremental tariffs
Diluted earnings per share (GAAP)	$1.23	$1.45	$2.03	$2.48
Adjustments net of tax, per share	0.23	0.07	0.41	0.28
Adjusted diluted earnings per share (Non-GAAP)	$1.46	$1.52	$2.44	$2.76

(1) The income tax effect of adjustments has been computed using the company's effective income tax rate excluding discrete items.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 30, 2019	December 31, 2018	July 1, 2018
ASSETS
Current assets:
Cash and cash equivalents	$924,638	$1,203,766	$978,749
Marketable securities	—	10,007	—
Accounts receivable, net	325,306	306,474	335,594
Finance receivables, net	2,362,125	2,214,424	2,252,956
Inventories	470,610	556,128	465,373
Restricted cash	82,248	49,275	44,386
Other current assets	147,234	144,368	166,362
Total current assets	4,312,161	4,484,442	4,243,420
Finance receivables, net	5,232,280	5,007,507	5,060,246
Other long-term assets	1,195,875	1,173,715	1,242,356
	$10,740,316	$10,665,664	$10,546,022
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$940,369	$885,991	$859,654
Short-term debt	405,695	1,135,810	1,327,307
Current portion of long-term debt, net	2,396,188	1,575,799	945,463
Total current liabilities	3,742,252	3,597,600	3,132,424
Long-term debt, net	4,650,176	4,887,667	4,868,346
Pension and postretirement healthcare liabilities	185,289	202,229	169,283
Other long-term liabilities	251,958	204,219	214,443

Total shareholders’ equity	1,910,641	1,773,949	2,161,526
	$10,740,316	$10,665,664	$10,546,022

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Six months ended
	June 30, 2019	July 1, 2018
Net cash provided by operating activities	$496,232	$735,859

Cash flows from investing activities:
Capital expenditures	(83,229)	(69,293)
Finance receivables, net	(296,070)	(286,902)
Acquisition of business	(7,000)	—
Other	21,724	(11,758)
Net cash used by investing activities	(364,575)	(367,953)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	546,655	1,144,018
Repayments of medium-term notes	(750,000)	(877,488)
Proceeds from securitization debt	1,021,353	—
Repayments of securitization debt	(113,806)	(183,453)
Net (decrease) increase in credit facilities and unsecured commercial paper	(728,606)	56,280
Borrowings of asset-backed commercial paper	23,373	120,903
Repayments of asset-backed commercial paper	(155,286)	(100,660)
Dividends paid	(120,841)	(124,680)
Purchase of common stock for treasury	(104,621)	(111,227)
Issuance of common stock under employee stock option plans	833	1,965
Net cash used by financing activities	(380,946)	(74,342)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,439	(10,091)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(245,850)	$283,473

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash - beginning of period	$1,259,748	$746,210
Net (decrease) increase in cash, cash equivalents and restricted cash	(245,850)	283,473
Cash, cash equivalents and restricted cash - end of period	$1,013,898	$1,029,683

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheet:
Cash and cash equivalents	$924,638	$978,749
Restricted cash	82,248	44,386
Restricted cash included in other long-term assets	7,012	6,548
Total cash, cash equivalents and restricted cash shown in the Statement of Cash Flows	$1,013,898	$1,029,683

Adoption of New Accounting Standards
On January 1, 2019, the Company adopted accounting standards update (ASU) 2016-02 Leases using the modified retrospective method. As a result, the Company recognized a right-of-use lease asset of approximately $60 million and a corresponding lease liability.

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Six months ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,128,063	$1,201,453	$2,092,638	$2,323,126
Parts & Accessories	221,258	231,014	380,961	400,089
General Merchandise	64,644	68,653	120,045	125,254
Licensing	9,911	10,407	18,488	18,765
Other	10,128	13,594	17,509	21,834
	$1,434,004	$1,525,121	$2,629,641	$2,889,068
MOTORCYCLE SHIPMENTS:
United States	41,404	43,047	75,909	81,844
International	27,353	29,546	51,739	54,693
Total	68,757	72,593	127,648	136,537
MOTORCYCLE PRODUCT MIX:
Touring	30,923	31,064	55,966	61,921
Cruiser	22,691	24,348	43,142	45,902
Sportster® / Street	15,143	17,181	28,540	28,714
Total	68,757	72,593	127,648	136,537

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

United States	42,762	46,490	70,853	75,799

Europe(2)	13,703	16,012	23,211	25,728
EMEA - Other	1,916	1,832	3,205	2,978
Total EMEA	15,619	17,844	26,416	28,706

Asia Pacific(3)	4,544	5,096	8,330	9,548
Asia Pacific - Other	3,126	2,622	5,414	4,499
Total Asia Pacific	7,670	7,718	13,744	14,047

Latin America	2,516	2,569	4,757	5,075
Canada	3,279	3,807	5,227	5,887
Total International Retail Sales	29,084	31,938	50,144	53,715
Total Worldwide Retail Sales	71,846	78,428	120,997	129,514
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

(3)Asia Pacific data includes Japan, Australia, New Zealand and Korea.
Motorcycle Registration Data(1)

	Six months ended
	June 30, 2019	June 30, 2018
United States(2)	144,623	151,989
Europe(3)	267,212	252,698

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.